Exhibit 7.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 15, 2016 by and among Keystone Solutions, Inc., a Delaware corporation (“Holdings”), AOC Key Solutions, Inc., a Delaware corporation (“AOC”) and KCS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings (“MergerSub”).

RECITALS

A. AOC and Holdings intend to merge MergerSub with and into AOC (the “Merger”) in accordance with this Agreement and the Delaware general corporation law (“DGCL”). Upon consummation of the Merger, MergerSub will cease to exist, and AOC will become a subsidiary of Holdings.

B. Pursuant to the terms of this Agreement, each share of AOC issued and outstanding common stock, no par value (the “AOC Common Stock”), shall be automatically converted into the right to receive 3,649.63503649635 shares of common stock of Holdings, par value $.0001 per share, as set forth in Section 1.9(a) of this Agreement (the “Holdings Common Stock”).

C. For U.S. federal income tax purposes, AOC, Holdings and MergerSub intend that the Merger will qualify as a contribution of AOC to Holdings in exchange for interests in Holdings under Section 351 of the Internal Revenue Code of 1986, as amended.

D. The Board of Directors of Holdings (i) has determined that the Merger is advisable and in the best interest of Holdings and its sole stockholder, (ii) has approved this Agreement, the Merger, the issuance of Holdings Common Stock to the stockholders of AOC pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the sole stockholder of Holdings vote to approve the Merger, the issuance of common stock of Holdings to the stockholders of AOC pursuant to the terms of this Agreement, and such other actions as contemplated by this Agreement.

E. The sole stockholder of Holdings has approved this Agreement, the Merger, the issuance of common stock of Holdings to the stockholders of AOC pursuant to the terms of this Agreement, and the other actions contemplated by this Agreement.

F. The Board of Directors of MergerSub (i) has determined that the Merger is advisable and in the best interest of MergerSub and its stockholders, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the sole stockholder of MergerSub vote to approve the Merger and such other actions as contemplated by this Agreement.

G. Holdings, as the sole stockholder of MergerSub, has approved this Agreement, the Merger, and the other actions contemplated by this Agreement.

H. The Board of Directors of AOC (i) has determined that the Merger is advisable and in the best interest of AOC and its stockholders, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the stockholders of AOC vote to approve the Merger and such other actions as contemplated by this Agreement.

I. The holders of the requisite number of voting shares of AOC have approved this Agreement, the Merger, and the other actions contemplated by this Agreement.

In consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, AOC, Holdings and MergerSub hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL, MergerSub shall be merged with and into AOC, and the separate existence of MergerSub shall cease at the Effective Time (as defined below). AOC, as the surviving corporation in the Merger (the “Surviving Corporation”), shall continue its existence under the laws of the State of Delaware.

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, AOC shall become a wholly owned subsidiary of Holdings.

1.3 Effective Time. On the Closing Date (as defined below), subject to the terms and conditions set forth in this Agreement, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware articles of merger (the “Articles of Merger”), in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing being the “Effective Time”).

1.4 Articles of Incorporation and Bylaws of the Surviving Corporation. From and after the Effective Time, and without further action on the part of the parties hereto:

(a) the articles of incorporation and the bylaws of MergerSub in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation, both until thereafter amended as provided by the DGCL; and

(b) the directors and officers of AOC immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, and shall hold office in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

1.5 Treatment of AOC Capital Stock. At the Effective Time, by virtue of the Merger and without any action of the part of parties or their respective stockholders or members:

(a) All shares of AOC Common Stock that are held by AOC as treasury stock or that are owned by AOC immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(b) Each share of AOC Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into Holdings Common Stock in accordance with Section 1.9 below.

1.6 Treatment of Holdings Common Stock. At the Effective Time, each share of Holdings Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding.

1.7 Common Stock of MergerSub. At the Effective Time, each share of Common Stock, $0.0001 par value per share, of MergerSub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock in the Surviving Corporation, on a one-for-one basis.

1.8 Closing of AOC’s Transfer Books. At the Effective Time, the stock transfer books of AOC shall be closed with respect to all shares of AOC Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of AOC Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of AOC Common Stock outstanding immediately prior to the Effective Time (an “AOC Stock Certificate”) is presented to the Surviving Corporation, such AOC Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.9. From and after the Effective Time, the holders of AOC Stock Certificates outstanding immediately prior to the Effective Time will cease to have any rights with respect to the AOC Common Stock represented by such AOC Stock Certificates except as otherwise provided for herein or by applicable law.

1.9 Surrender of Certificates.

(a) Upon surrender of an AOC Stock Certificate to Holdings for exchange, together with such other documents as may be reasonably required by Holdings: (A) the holder of such AOC Stock Certificate shall be entitled to receive in exchange therefor a number of shares of Holdings Common Stock equal to 3,649.63503649635 times the number of shares of AOC Common Stock represented on such AOC Stock Certificate (with fractional shares of 0.70 or higher rounded up and fractional shares of less than 0.70. rounded down), as provided in Section 1.5; and (B) the AOC Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.9(b), each AOC Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Holdings Common Stock issuable upon surrender thereof. The parties have agreed that in the event any shares of AOC Common Stock have never been certificated, no certificate will be required for surrender and exchange for the purposes of receiving the applicable Holdings Common Stock issuable in respect thereof, and such shares of AOC Common Stock shall automatically be converted into shares of Holdings Common Stock as set forth in this Section 1.9(a), and AOC and Holdings shall update their books and records as of the Effective Time to reflect such issuance.

(b) No dividends or distributions made with respect to Holdings Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered AOC Stock Certificate (or an affidavit of loss in lieu thereof) with respect to the Holdings Common Stock that such holder has the right to receive in the Merger until such holder surrenders such AOC Stock Certificate (or affidavit of loss in lieu thereof) in accordance with this Section 1.9 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(c) No party to this Agreement shall be liable to any holder of AOC Common Stock for any shares of Holdings Common Stock (or any dividends or distributions with respect thereto) paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) In the event of a dispute with respect to ownership of any AOC Common Stock, the parties to this Agreement shall be entitled to tender to the custody of any court of competent jurisdiction any Holdings Common Stock issuable in respect of such AOC Common Stock and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

1.10 Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of AOC Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have not consented to the Merger and have exercised and perfected appraisal rights or dissenters’ rights for such shares of AOC Common Stock in accordance with the DGCL (collectively, the “AOC Dissenting Common Shares”) shall not be converted into or represent the right to receive the Holdings Common Stock issuable in respect of such AOC Dissenting Common Shares. Such stockholders shall instead be entitled to receive payment of the fair value of such shares of AOC Common Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their dissenters’ rights under the DGCL. All AOC Dissenting Common Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their dissenters’ rights under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Holdings Common Stock issuable in respect of such AOC Dissenting Common Shares upon their surrender in the manner provided in Section 1.9.

(b) AOC shall give Holdings prompt written notice of any demands by dissenting stockholders received by AOC, withdrawals of such demands and any other instruments served on AOC and any material correspondence received by AOC in connection with such demands, and Holdings shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Holdings, or to the extent required by applicable law, AOC shall not make any payment with respect to, or offer to settle or settle, any such demands.

1.11 Closing. The closing of the Merger and the transactions contemplated by this Agreement (the “Closing”) will take place as of 10:00 a.m. (EST) on March 15, 2016, unless another time or date is agreed to in writing by the parties hereto (the “Closing Date”). The Closing shall be held at the offices of Crowell & Moring LLP, 1001 Pennsylvania Avenue NW, Washington DC 20004, unless another place is agreed to in writing by the parties hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF AOC

AOC hereby represents and warrants to Holdings as follows:

2.1 Organization, Good Standing, Corporate Power and Qualification. AOC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. AOC is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect. AOC has delivered to Holdings true, correct and complete copies of its certificate of incorporation and bylaws as such documents are currently in effect, and AOC is not in violation of any provision thereof.

2.2 Capitalization. The authorized capital of AOC consists, immediately prior to the Closing, of 3,000 shares of AOC Common Stock, 1,370 shares of which are issued and outstanding immediately prior to the Effective Time. All of the outstanding shares of AOC Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. AOC holds no shares of AOC Common Stock in its treasury.

2.3 Authorization. AOC has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and perform its respective obligations hereunder. The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the Merger have been recommended by, and have been duly and validly adopted and approved by a unanimous vote of, the Board of Directors of AOC. The holders of a majority of AOC Common Stock as outstanding on the record date for such vote and entitled to vote thereon, have affirmatively voted to adopt this Agreement and approve the Merger. No other approval or consent is required in order for AOC to execute and deliver this Agreement and to consummate the Merger and perform its obligations hereunder. Except for the filing of the Articles of Merger with the Secretary of State of the State of Delaware, no other corporate proceeding on the part of AOC is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger. This Agreement and all other documents required to be executed by AOC on or prior to the date hereof and containing obligations of AOC in connection with the transactions contemplated herein constitute the legal, valid and binding obligations of AOC (assuming due authorization, execution and delivery by Holdings and Merger Sub), enforceable against AOC in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

2.4 No Violation. The execution and delivery by AOC of this Agreement, and the consummation by AOC of the transactions contemplated hereby and compliance by AOC with the provisions hereof will not: (a) conflict with, or result in any violation or breach of, any provision of the charter, bylaws, or other organizational document of AOC, or (b) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under any judgment, order, decree, statute, law, ordinance, rule, regulation, settlement or arbitration award applicable to AOC or its properties or assets, other than, in the case of clauses (a) and (b), any such conflicts, breaches, violations, defaults, rights or losses that individually or in the aggregate would not reasonably be expected to have a material adverse effect.

2.5 No Litigation. As of the date hereof, there is no pending or, to the actual knowledge of the officers of AOC, threatened litigation that would have a material adverse effect on (a) the ability of AOC to perform its obligations under this Agreement, (b) the right, title and/or interest of the holders of AOC Common Stock in such AOC Common Stock, or (c) the assets or liabilities of AOC.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Holdings hereby represents and warrants to AOC as follows:

3.1 Organization, Good Standing and Qualification of Holdings. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. Holdings is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect.

3.2 Capitalization of Holdings. The authorized capital of Holdings consists, immediately prior to the Closing, of 25,000,000 shares of Holdings Common Stock, one share of which is issued and outstanding immediately prior to the Effective Time, and 7,500,000 shares of preferred stock, none of which are issued and outstanding immediately prior to the Effective Time. All of the outstanding shares of Holdings Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

3.3 Organization, Good Standing and Qualification of MergerSub. MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. MergerSub is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect.

3.4 Capitalization of MergerSub. The authorized capital of MergerSub consists, immediately prior to the Closing, of 1,000 shares of MergerSub Common Stock, ten shares of which are issued and outstanding immediately prior to the Effective Time. All of the outstanding shares of MergerSub Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

3.5 Authorization; Binding Obligation. Each of Holdings and MergerSub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Holdings and MergerSub of this Agreement, the performance of their respective obligations hereunder and the consummation by Holdings and MergerSub of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Holdings and MergerSub. This Agreement has been duly and validly executed and delivered by Holdings and MergerSub and (assuming due authorization, execution and delivery by AOC) constitutes a legal, valid and binding obligation of Holdings and MergerSub enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general equitable principles.

3.6 No Violation. The execution and delivery by Holdings and MergerSub of this Agreement, and the consummation by Holdings and MergerSub of the transactions contemplated hereby and compliance by Holdings and MergerSub with the provisions hereof will not: (a) conflict with, or result in any violation or breach of, any provision of the charter, bylaws, or other organizational document of Holdings or MergerSub, or (b) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under any judgment, order, decree, statute, law, ordinance, rule, regulation, settlement or arbitration award applicable to Holdings, MergerSub or their respective properties or assets, other than, in the case of clauses (a) and (b), any such conflicts, breaches, violations, defaults, rights or losses that individually or in the aggregate would not reasonably be expected to have a material adverse effect.

3.7 No Litigation. As of the date hereof, there is no pending or, to the actual knowledge of the officers of Holdings, threatened litigation that would have a material adverse effect on (a) the ability of Holdings and MergerSub to perform their obligations under this Agreement, (b) the right, title and/or interest of the holders of AOC Common Stock in the Holdings Common Stock to be received by them in the Merger, or (c) the assets or liabilities of Holdings and/or MergerSub.

ARTICLE IV

TERMINATION, AMENDMENT AND WAIVER

4.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time by mutual written consent of AOC and Holdings.

4.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 4.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of AOC and Holdings.

4.3 Amendment and Waiver. This Agreement may be amended only by an instrument in writing signed by duly authorized representatives of AOC and Holdings. At any time prior to the Effective Time, any party hereto may waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Agreement. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE V

MISCELLANEOUS

5.1 Entire Agreement. This Agreement, together with its exhibits and the other agreements referred to herein constitute the entire agreement supersede all prior agreements, either oral or written, among the parties with respect to the subject matter of this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any other party, or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. The Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

5.2 Survival.

(a) The representations and warranties of AOC and Holdings contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing Date or earlier termination of this Agreement.

(b) The agreements in this Agreement shall terminate upon the termination of this Agreement pursuant to Section 4.1 or at the Closing Date, except for those agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing Date or such termination.

(c) Nothing in this Section 5.2 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to the Closing Date (unless this Agreement is terminated prior to the Effective Time).

5.3 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable rights, benefit or remedy of any nature whatsoever.

5.4 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement.

5.5 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause application of the laws of any jurisdiction other than the State of Delaware.

5.6 Exclusive Jurisdiction. Each party, as a condition to its right to enforce or defend its rights under or in connection with this Agreement, (a) agrees that any action with respect to this Agreement or the Merger shall be brought exclusively in the courts of the State of Delaware or of the United States of America for the District of Delaware, (b) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts and (c) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action in those jurisdictions; provided, however, that any party may assert in an action in any other jurisdiction or venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such action, may thereafter not be asserted by such party in an original action in the courts referred to in clause (a) above.

5.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

5.8 Construction. The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed, or caused this Agreement and Plan of Merger to be executed by their duly authorized representatives, as of the date first written above.

KEYSTONE SOLUTIONS, INC.

By:	/s/ Richard Nathan
Name:	Richard Nathan
Title:	President, COO and Secretary

AOC KEY SOLUTIONS, INC.

By:	/s/ Richard Nathan
Name:	Richard Nathan
Title:	CEO

KCS MERGER SUB, INC.

By:	/s/ Richard Nathan
Name:	Richard Nathan
Title:	President and COO